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                             FLAGSTAR COMPANIES, INC.                 Exhibit 11
                    Computation of Earnings (Loss) per Share
                     (In Thousands Except Per Share Amounts)
                                   (Unaudited)





                                                                                                Three Months Ended
                                                                             September 30,         September 30,
                                                                               1995(B)               1994(C)
                                                                               Primary and           Primary and
                                                                             Fully Diluted         Fully Diluted
Adjustment of common and equivalent shares:
  Average number of common shares
    outstanding before adjustments                                                 42,434                42,369
  Assumed exercise of stock warrants
    and options                                                                       ---                   ---
  Conversion of convertible securities                                                ---                   ---
  Conversion of preferred stock                                                       ---                   ---
    Total average outstanding and equivalent
      common shares                                                                42,434                42,369

Adjustment of net income(loss):
  Income(loss) from continuing operations(A)                                    $  (6,312)             $    707
  Interest on senior debt, net of income taxes                                        ---                   ---
  Interest on convertible debentures, net of
    income taxes                                                                      ---                   ---
  Dividends on preferred stock                                                        ---                   ---
  Income(loss) on continuing operations
    applicable to common stock                                                     (6,312)                  707

  Income from discontinued operations, net
    of income taxes                                                                16,534                19,269
  Extraordinary item, net of income taxes                                             466                   ---
  Adjusted net income applicable to
    common stockholders                                                         $  10,688              $ 19,976

Earnings(loss) per common share:
  On continuing operations                                                      $   (0.15)             $   0.02
  On discounted operations, net                                                      0.39                  0.45
  On extraordinary item, net                                                         0.01                   ---
  On net income                                                                 $    0.25              $   0.47



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                                                                     Exhibit 11

                            FLAGSTAR COMPANIES, INC.
                    Computation of Earnings (Loss) per Share
                     (In Thousands Except Per Share Amounts)
                                   (Unaudited)




                                                                                             Nine Months Ended
                                                          September 30,                         September 30,
                                                            1995(B)                               1994(D)
                                                           Primary and
                                                          Fully Diluted               Primary         Fully Diluted
Adjustment of common and equivalent shares:
  Average number of common shares
    outstanding before adjustments                              42,429                42,369                 42,369
  Assumed exercise of stock warrants
    and options                                                    ---                 9,914                  9,914
  Conversion of convertible securities                             ---                   ---                  4,136
  Conversion of preferred stock                                    ---                   ---                  8,562
    Total average outstanding and
      equivalent common shares                                  42,429                52,283                 64,981


Adjustment of net income(loss):
  Loss from continuing
    operations(A)                                            $ (42,137)             $(31,920)             $(31,920)
  Interest on senior debt, net of
    income taxes                                                   ---                17,897                17,897
  Interest on convertible debentures,
    net of income taxes                                            ---                   ---                 7,296
  Dividends on preferred stock                                     ---                   ---                10,631
  Income(loss) on continuing
    operations applicable to
    common stock                                               (42,137)              (14,023)                3,904

  Income from discontinued
    operations, net of income taxes                                657               383,355               383,355
  Extraordinary item, net                                          466               (10,822)              (10,822)
  Adjusted net income(loss)
    applicable to common
    stockholders                                             $ (41,014)             $358,510              $376,437

Earnings(loss) per common share:
  On continuing operations                                   $   (0.99)             $  (0.27)             $   0.06
  On discounted operations, net                                   0.01                  7.33                  5.90
  On extraordinary item, net                                      0.01                 (0.21)                (0.17)
  On net income(loss)                                        $   (0.97)             $   6.85              $   5.79

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(A)      After  deduction of the dividends on preferred stock for the respective periods.

(B) The computations of primary and fully diluted per share amounts during the 1995 periods is based on the weighted average number of outstanding shares. The stock options and warrants have been omitted from the primary computations because assumed exercise of such options and warrants would have an anti-dilutive effect on per share amounts. In addition, the 10% Convertible Junior Debentures and $2.25 Convertible Preferred
         Stock are omitted from the fully diluted computation because such securities also have an anti- dilutive effect on per share amounts. As such, primary and fully diluted amounts per share for the 1995 periods are the same.

(C) The computation of primary earnings per share for the 1994 quarter is based on the weighted average number of outstanding shares. The stock options and warrants have been omitted from the primary computations because assumed exercise of such warrants would have an anti-dilutive effect on per share amounts. Adjustments to the primary earnings per share amount are not material in computing fully diluted earnings per share.

(D) The computation of primary earnings per share for the nine months of 1994 is based on the weighted average number of outstanding shares as adjusted by the assumed dilutive effect that would occur if the outstanding stock options and warrants were exercised using the modified treasury stock method. The computation of fully diluted earnings per share during the nine months of 1994 is based on additional adjustments to the primary earnings per share amount for the dilutive effect of the assumed conversion of the Company's 10% Convertible Junior
         Debentures and $2.25 Convertible Preferred Stock.









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